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Exhibit 99.(c)(8)

PRELIMINARY AND CONFIDENTIAL

Selected Dual Class Pricing Differentials: Acquisitions

ACQUISITIONS; LAST 10 YEARS; 2 OR MORE CLASSES OF COMMON STOCK; TRANSACTION VALUE > $250M

				Considerations Per Share				Voting Interest			Economic Interest
Ann. Date	Acquiror	Target	Trans. Value	High Vote	Low Vote	% Premium		High Vote	Low Vote		High Vote	Low Vote
03/18/2004	Manitoba Telecom Services	Allstream	$1,700	$81.12	$81.12	0.0%		4.3%	95.7%		4.3%	95.7%
11/17/2003	St. Paul Cos.	Travelers Property Casualty	16,136	15.94	15.94	0.0%		87.4%	12.6%		49.7%	50.3%
12/23/2002	Coca-Cola FEMSA SA CV	Panamerican Beverages Inc.	3,692	38.00	22.00	72.7%		100.0%	0.0%		7.2%	92.8%
04/11/2002	Whitney & Co. and Golden Gate Capital	Herbalife International, Inc.	718	19.50	19.50	0.0%		100.0%	0.0%		35.3%	64.7%
03/08/2002	Group 4 Falck A/S	Wackenhut Corp.	539	33.00	33.00	0.0%		100.0%	0.0%		19.0%	81.0%
12/14/2001	General Electric Capital Corp	Security Capital Group Inc	5,542	26.00	26.00	0.0%		99.5%	0.5%		1.0%	99.0%
09/07/2000	Etablissements Delhaize Freres	Delhaize America Inc	1,825	15.29	15.29	0.0%		100.0%	0.0%		51.5%	48.5%
06/28/2000	Gannett Co Inc.	Central Newspapers Inc	2,446	64.00	64.00	0.0%		94.0%	6.0%		14.0%	86.0%
04/12/2000	Unilever	Ben & Jerry's Homemade	340	43.60	43.60	0.0%		56.3%	43.7%		11.4%	88.6%
03/13/2000	Tribune Co.	Times Mirror Co.	9,231	95.00	95.00	0.0%		62.3%	37.7%		14.2%	85.8%
02/28/2000	Clear Channel	SFX	4,171	78.25	46.95	66.7	% (a)	28.4%	71.6%		3.8%	96.2%
01/18/2000	El Paso Energy	Coastal	16,006	45.66	45.66	0.0%		13.9%	86.1%		0.2%	99.8%
12/22/1999	Comcast	Jones Intercable	3,479	53.73	53.73	0.0%		58.1%	41.9%		12.2%	87.8%
12/20/1999	Honeywell International	Pittway Corp.	2,199	45.50	45.50	0.0%		69.3%	30.7%		18.4%	81.6%
10/04/1999	Gemstar	TV Guide	9,085	45.85	45.85	0.0%		90.6%	9.4%		49.2%	50.8%
06/01/1999	Liberty Media Group	Associated Group Inc.	2,985	67.47	67.47	0.0%		96.0%	4.0%		49.2%	50.8%
04/22/1999	Danaher Corp.	Hach Co.	338	18.61	18.61	0.0%		100.0%	0.0%		51.1%	48.9%
03/05/1999	Adelphia Comm. Corp.	Century Comm. Corp.	5,201	48.14	44.13	9.1%		92.0%	8.0%		55.0%	45.0%
12/14/1998	Hughes Electronics Corp.	US Satellite Broadcasting Inc.	1,693	18.00	18.00	0.0%		95.1%	4.9%		66.1%	33.9%
11/24/1998	J.C. Penney Co.	Genovese Drug Stores	498	30.00	30.00	0.0%		89.2%	10.8%		45.3%	54.7%
10/13/1998	Safeway	Dominick's Supermarket	1,854	49.00	49.00	0.0%		100.0%	0.0%		13.3%	86.7%
08/20/1998	AIG	Sun America	18,117	44.06	44.06	0.0%		47.6%	52.4%		8.3%	91.7%
06/24/1998	AT&T	TCI Communications	53,592	55.78	50.71	10.0%		52.4%	45.0	%(b)	10.4%	89.6%
05/19/1998	Royal Ahold	Giant Food	2,634	43.50	43.50	0.0%		100.0%	0.0%		0.4%	99.6%
05/08/1998	Monsanto	Dekalb Genetics	2,263	100.00	100.00	0.0%		100.0%	0.0%		13.1%	86.9%
03/06/1998	American Cellular	Pricellular Corp.	1,385	14.00	14.00	0.0%		85.5%	14.5%		37.1%	62.9%
02/20/1998	Capstar Broadcasting (Hicks Muse)	SFX Broadcasting	1,927	97.50	75.00	30.0	%(c)	53.2%	46.8%		11.4%	88.6%
10/21/1997	Berkshire Hathaway Inc.	International Dairy Queen Inc.	597	27.00	27.00	0.0%		100.0%	0.0%		63.5%	36.5%
09/19/1997	CBS	American Radio	2,441	44.00	44.00	0.0%		58.4%	41.6%		11.8%	88.2%
09/04/1997	Tyson Foods	Hudson Foods	648	22.33	22.33	0.0%		82.1%	17.9%		31.4%	68.6%
05/06/1997	Foundation Health Systems Inc	Physicians Health Services Inc.	268	28.25	28.25	0.0%		83.8%	16.2%		34.1%	65.9%
05/05/1997	Giant Eagle Inc.	Riser Foods Inc.	468	42.00	42.00	0.0%		55.3%	44.7%		11.0%	89.0%
04/30/1997	GKN PLC	Sinter Metals Inc.	470	37.00	37.00	0.0%		100.0%	0.0%		25.2%	74.8%

04/22/1997	Fox Kids Worldwide Inc.	International Family Ent.	1,863	35.00		35.00		0.0%	60.4%	39.6%		13.2%	86.8%
03/26/1997	Hearst Broadcasting Group	Argyle Television Inc.	322	26.50		26.50		0.0%	100.0%	0.0%		35.7%	64.3%
03/10/1997	General Electric Co.	Greenwich Air Services Inc.	519	31.00		31.00		0.0%	100.0%	0.0%		41.8%	58.2%
09/26/1996	Belo Corp.	Providence Journal Co.	1,430	32.53		32.53		0.0%	76.4%	23.6%		44.8%	55.2%
08/26/1996	Silver King Communications	Home Shopping Network	1,217	15.93		13.28		20.0%	73.5%	26.5%		21.7%	78.3%
07/17/1996	News Corp Ltd.	New World Comm. Group (Mafco)	2,173	26.83		26.83		0.0%	93.1%	6.9%		57.5%	42.5%
06/20/1996	Westinghouse Electric	Infinity Broadcasting	4,738	32.28		32.28		0.0%	51.5%	48.5%		9.6%	90.4%
06/03/1996	Clear Channel Communications	Heftel Broadcasting Corp.	315	23.00		23.00		0.0%	85.6%	14.4%		37.3%	62.7%
04/01/1996	Aetna Life & Casualty Co.	US Healthcare Inc.	8,939	57.00		57.00		0.0%	83.8%	16.2%		9.4%	90.6%
02/14/1996	Unilever NV	Helene Curtis Industries Inc.	737	70.00		70.00		0.0%	81.6%	18.4%		30.7%	69.3%
10/27/1995	Wolters Kluwer	CCH	1,901	55.50		55.50		0.0%	100.0%	0.0%		49.6%	50.4%
08/22/1995	Time Warner	Turner Broadcasting	6,881	29.81		29.81		0.0%	76.3%	23.7%		24.4%	75.6%
07/05/1995	NationsBank Corp.	CSF Holdings Inc	401	39.50		39.50		0.0%	0.0%	100.0	%(d)	0.0%	100.0%
10/20/1994	Rockwell International	Reliance Electric Co.	1,559	31.00		31.00		0.0%	69.8%	30.2%		65.5%	34.5%
08/08/1994	Corning Inc.	Nichols Institute	322	13.00		13.00		0.0%	58.8%	41.2%		52.3%	47.7%
07/31/1994	Firstar Corp.	First Colonial Bankshares	311	0.77		0.77	(e)	0.0%	76.9%	20.4%		75.7%	24.3%
06/03/1994	Cox	Times Mirror Cable	2,296	10.45		10.45		0.0%	76.2%	23.8%		24.2%	75.8%
12/14/1993	Columbia Healthcare	HCA	5,605	1.05		1.05	(f)	0.0%	100.0%	0.0	% (g)	89.7%	10.3%
10/06/1993	TCI Communications	Liberty Media	3,411	0.98	(h)	0.98	(i)	0.0%	83.2%	16.8%		66.9%	33.1%
08/16/1993	AT&T	McCaw Cellular	15,652	54.88		54.88		0.0%	80.7%	19.3%		29.5%	70.5%
06/10/1993	New York Times	Affiliated Publications	1,093	15.00		15.00		0.0%	79.4%	20.6%		27.8%	72.2%
03/26/1993	UNUM Corp.	Colonial Company	577	0.73		0.73	(j)	0.0%	100.0%	0.0%		87.2%	12.8%
Mean								3.8%
Median								0.0%

Note: See footnotes on page 3.

Footnotes:

Source: Securities Data Corporation, public filings, company releases and press reports.

(a)
A cash settlement of $34.5m was paid to settle shareholder litigation brought by Class A low vote shareholders; adjusting for this settlement high vote stockholders received a premium over low vote stockholders of 64.8%.

(b)
Series A Preferred stock held 2.6% of the voting interest.

(c)
A settlement was reached to settle litigation alleging unfair allocation of merger consideration to the high vote stock; Sillerman (holder of high vote stock) agreed to forego right to seek an amendment to merger agreement to offset $80m tax liability.

(d)
Preferred shares convertible into common stock have 2.5 votes each; Class L common stock has one tenth of a vote and common shares have one vote; preferred shares treated as high vote with remainder as low vote.

(e)
Shares of FSR stock.

(f)
Shares of Columbia. Assumes conversion of Class C Preferred into 2.708 Class A Common.

(g)
Class B shareholders received specially-created nonvoting Columbia stock which was convertible on a one for one basis into voting Columbia stock.

(h)
Shares of New TCI Class B stock.

(i)
Shares of New TCI Class A stock.

(j)
Shares of UNUM stock.

Selected Dual Class Pricing Differentials: Recapitalizations

RECAPITALIZATIONS OF U.S. COMPANIES; SINCE 1998; EQUITY VALUE > $100M

			% Premium To High Vote Shares Over Low Vote		Voting Interest			Economic Interest		New Economic Interest
Ann. Date		Equity Value										Premium/ Mkt. Value of Low Vote	% Reduction of Economic Interest	% Increase of Voting Interest
	Company				High Vote		Low Vote	High Vote	Low Vote	High Vote	Low Vote
03/19/2004	Journal Communications	$1,443	0.0	%(b)	95.2%		4.8%	69.4%	30.6%	69.4%	30.6%	0.0%	0.0%	n.m.
03/01/2004	Liberty Media Corp.	33,084	9.7	%(c)	44.8%		55.2%	7.5%	92.5%	7.8%	92.2%	0.3%	0.3%	19.6%
01/13/2004	Keane	1,110	0.0	%(d)	4.3%		95.7%	0.4%	99.6%	0.4%	99.6%	0.0%	0.0%	4.0%
10/22/2003	Alberto-Culver	3,616	0.0	%(e)	92.4%		7.6%	55.0%	45.0%	55.0%	45.0%	0.0%	0.0%	495.2%
09/29/2003	MIPS Technologies	166	0.0	%(f)	61.8	%(a)	38.2%	61.8%	38.2%	61.8%	38.2%	0.0%	0.0%	0.0%
08/21/2003	Pilgrim's Pride	541	0.0	%(g)	97.6%		2.4%	67.1%	32.9%	67.1%	32.9%	0.0%	0.0%	1,275.0%
08/16/2003	Methode	436	92.5	%(h)	23.5	%(a)	76.5%	3.0%	97.0%	0.0%	100.0%	2.8%	—	30.8%
05/19/2003	Jo-Ann Stores	438	15.0	%(i)	100.0%		0.0%	52.0%	48.0%	55.4%	44.6%	16.2%	7.2%	n.m.
04/25/2003	Commonwealth Telephone Ent.	938	9.0	%(j)	58.3%		41.7%	8.5%	91.5%	9.2%	90.8%	0.8%	0.8%	117.8%
02/27/2003	Florida East Coast Industries	902	0.0	%(k)	53.5	% (a)	46.5%	53.5%	46.5%	53.5%	46.5%	0.0%	0.0%	0.0%
10/15/2002	The Reader's Digest Association	1,680	22.0	%(l)	100.0%		0.0%	12.5%	87.5%	9.9%	90.1%	3.1%	—	n.m.
07/10/2002	E-Z-EM, Inc.	97	0.0	%(m)	100.0%		0.0%	40.0%	60.0%	40.0%	60.0%	0.0%	0.0%	n.m.
02/28/2002	Freeport McMoRan Copper & Gold	2,112	0.0	%(n)	61.5	%(a)	38.5%	61.5%	38.5%	61.5%	38.5%	0.0%	0.0%	0.0%
07/17/2001	Conoco Inc.	16,534	0.0	%(o)	92.1%		7.9%	70.0%	30.0%	70.0%	30.0%	0.0%	0.0%	280.0%
03/14/2001	AmSurg Corp.	347	0.0	%(p)	76.5%		23.5%	24.6%	75.4%	24.6%	75.4%	0.0%	0.0%	221.1%
02/01/2001	Raytheon Company	10,125	0.0	%(q)	80.1%		19.9%	29.5%	70.5%	29.5%	70.5%	0.0%	0.0%	254.2%
12/08/2000	Waddell & Reed Financial, Inc.	2,407	0.0	%(r)	80.6%		19.4%	45.4%	54.6%	45.4%	54.6%	0.0%	0.0%	181.6%
11/06/2000	Continental Airlines, Inc.	2,860	35.3	%(s)	69.8%		30.2%	18.8%	81.2%	10.6%	89.4%	8.2%	—	195.7%
07/14/2000	JM Smucker Company	515	0.0	%(t)	100.0%		0.0%	50.3%	49.7%	50.3%	49.7%	0.0%	0.0%	n.m.
04/06/2000	Mitchell Energy and Development	1,577	0.0	%(u)	100.0%		0.0%	45.4%	54.6%	45.4%	54.6%	0.0%	0.0%	n.m.
03/23/2000	PMA Capital Corporation	418	0.0	%(v)	92.6%		7.4%	55.8%	44.2%	55.8%	44.2%	0.0%	0.0%	501.8%
09/24/1999	The Reader's Digest Association	3,216	(13.5	)%(w)	100.0%		0.0%	20.2%	79.8%	17.9%	80.8%	(1.5)%	(1.2)%	n.m.
06/30/1999	Reinsurance Group of America	1,551	3.1	%(x)	100.0%		0.0%	83.6%	16.4%	84.1%	15.9%	3.0%	2.5%	n.m.
05/08/1999	Network Solutions, Inc.	2,054	0.0	%(y)	89.0%		11.0%	44.7%	55.3%	44.7%	55.3%	0.0%	0.0%	402.1%
05/07/1999	Pacificare Health Systems, Inc.	4,020	12.7	%(z)	100.0%		0.0%	32.3%	67.7%	35.0%	65.0%	1.7%	3.9%	n.m.
03/01/1999	The Cherry Corporation	181	0.0	%(aa)	100.0%		0.0%	38.1%	61.9%	38.1%	61.9%	0.0%	0.0%	n.m.
11/02/1998	InfoUSA Inc.	292	0.0	%(bb)	90.8%		9.2%	49.6%	50.4%	49.6%	50.4%	0.0%	0.0%	446.8%
10/07/1998	Scott Technologies, Inc.	275	0.0	%(cc)	87.2%		12.8%	25.5%	74.5%	25.5%	74.5%	0.0%	0.0%	484.0%
06/23/1998	Remington Oil and Gas	115	15.0	%(dd)	100.0%		0.0%	15.6%	84.4%	17.6%	82.4%	2.8%	2.3%	n.m.
02/18/1998	Base Ten Systems, Inc.	209	50.0	%(ee)	36.2	%(a)	63.8%	5.4%	94.6%	—	—	—	—	—
Mean			8.6%					Mean				1.3%	0.6%	272.8%
Median			0.0%					Median				0.0%	0.0%	208.4%

Note: See footnotes on page 5.

Footnotes:

Source: Securities Data Corporation, public filings, company releases and press reports.

(a)
The high vote class elects a majority of the company's directors.

(b)
Journal Communications: Proposal to amend the articles of incorporation to provide for automatic conversion of Class B common stock (ten votes) held by or transferred to certain charities. Matex, a corporation controlled by members of the family of former chairman Harry Grant, holds the largest voting stake in the company of 9.3%.

(c)
Liberty Media: Liberty reached an agreement with Gary Magness, as an individual and as a beneficial owner, to exchange 89,001,980 shares of Series B (ten votes) common stock in exchange for 97,679,673 shares of (one vote) common stock. A total of 217m Series B shares were outstanding pre-transaction. John Malone, through a shareholder agreement with the Magness trust, held a 43% voting interest in the company prior to the transaction and was reduced to a 28% voting interest post-transaction. The Magness trust held a 20.3% voting interest pre-transaction and was reduced to 5.4% post-transaction.

(d)
Keane: Each outstanding share of Keane Class B common stock was converted into one share of common stock. Ten vote Class B stock was 94% owned by Keane family trusts and represented a 4.3% voting interest.

(e)
Alberto-Culver: Class A (one-tenth of a vote) was converted into Class B (one vote) on a one-for-one basis. FMR Corp. owned 14% of the Class B stock.

(f)
MIPS Technologies: Shares of Class A and Class B were reclassified into shares of new common stock on a one-for-one basis. The dual class structure came about in 1999 when Silicon Graphics ("SGI"), which at the time held 85% of outstanding common stock, exchanged its Class A for Class B stock on a one-for-one basis. SGI later sold 6 million of the Class B shares, immediately converted into Class A's, in a secondary public offering. In 2000, SGI distributed the remaining shares of the Class B stock it held to the SGI stockholders.

(g)
Pilgrim's Pride: Shares of Class A and Class B were reclassified into shares of new common stock on a one-for-one basis. Chairman Lonnie Pilgrim and his son, directly and through several family trusts and partnerships, collectively controlled 63.7% of Class A common (one vote) and 62.2% of Class B common stock (twenty votes) before the transaction and continued to control the company after the reclassification.

(h)
Methode Electronics: 750,000 high-vote Class B shares were sold to Methode by the McGinley family for $22.75 per share. The remaining B shares, 181,760 of which were owned by the McGinley family and 155,545 by other holders, were bought in a second transaction for $23.55 per share.

(i)
Jo-Ann Stores: Class A shares (one vote) were reclassified into 1.15 Class B Common shares, while Class B shares (non-voting) were amended to have one vote per share. The 15% premium was paid because since the inception of the dual class structure in 1995, the Company's Class A common shares have always traded at a premium to the Class B shares, with the average premium being 17.8% since inception to May 14, 2003. The Committee believed 15% represented an appropriate ratio (without the 15% premium, the Class B shares would have had 52.0% voting interest after the transaction). The Rosskamm and Zimmerman founding families supported the combination even though they did not receive special consideration. They owned 24.9% of Class A and 20.1% of Class B pre-transaction and had 24.9% voting power; post-transaction, they had 22.7% voting power.

(j)
Commonwealth Telephone Enterprises: Under the terms of the recapitalization agreement reached with Level 3 Communications, each outstanding share of Class B stock was converted into 1.09 shares of common stock. Level 3 Communications indirectly held 50.2% of the Class B stock. Level 3 agreed to vote its shares in favor of the proposal prior to the shareholder vote. Approval of the recapitalization was contingent upon Level 3's affirmative vote, as approval of the proposal by each class voting separately was required. Level 3 voting interest was reduced from 29.3% to 4.6%.

(k)
Florida East Coast Industries: Reclassified the Class A and Class B common stock into a single class of common stock on a one-to-one basis. Other than special voting rights for the election and removal of directors, the Class B and Class A shares are identical. The Alfred I. duPont Testamentary Trust owned 58.5% of the Class B stock.

(l)
Reader's Digest: The DeWitt Wallace-Reader's Digest Fund and Lila Wallace-Reader's Digest Funds are charitable organizations established by Reader's Digest's founders, DeWitt and Lila Wallace. Together, they owned 50% of the Class B voting common stock, as well as 10,664,063 shares of the Class A nonvoting common stock. The original recapitalization agreement dated April 12, 2002, called for the repurchase of 3,636,363 shares of Class B stock owned by the funds for $27.50 in cash per share as well as the conversion of all remaining Class B stock, each into 1.24 shares of common stock. Following litigation, a revised recapitalization agreement was reached under which 4,597,701 shares of Class B stock owned by the funds was repurchased at $21.75 per share in cash and the remaining B shares were recapitalized into 1.22 shares of common stock each.

(m)
E-Z-EM: Each outstanding share of Class A and non-voting Class B common stock converted into one share of a newly created class of common stock. Howard Stern (Chairman) and David Meyers (Director) and their families collectively owned 64% of the Class A stock and 52% of the non-voting Class B stock. Upon completion of the transaction, the Stern and Meyers founding families retained control with 57% of the vote.

(n)
Freeport McMoRan Copper & Gold: The Company reclassified the Class A and Class B common stock into a single class of common stock on a one-for-one basis. Class B had elected at least 80% of the company's directors. FMR Corp. owned 19% of the B's; Putnam Investments owned 12.4%.

(o)
Conoco: The Company reclassified the Class A (one vote) and Class B (five votes) common stock into a single class of common stock on a one-for-one basis. E.I. Du Pont de Nemours and Company was once Conoco's sole stockholder, and they received Class B shares in October 1998 upon the initial public offering of Class A stock. They distributed the Class B stock to their shareholders in August 1999. FMR Corp. owned 16.2% of the Class B's.

(p)
AmSurg: The Company reclassified the Class A (one vote) and Class B (ten votes) common stock into a new class of common stock on a one-for-one basis. No owners of more than 15% of either Class A or Class B.

(q)
Raytheon: The Company reclassified the Class A (9.616 votes) and Class B (one vote) common stock into a single class of common stock on a one-for-one basis. Franklin Resources owned 11.4% of the Class A stock. In connection with the reclassification, Raytheon conducted a reverse 1-for-20 stock split followed by a forward 20-for-1 stock split, entitling small stockholders (below 20 shares) to cash for their shares.

(r)
Waddell & Reed Financial: Class B (five votes) was converted into Class A (one vote) on a one-for-one basis.

(s)
Continental Airlines: Immediately prior to the recapitalization, Continental repurchased 6,685,279 shares of its Class A common stock held by Northwest Airlines Corporation and an affiliate for

  $450 million in cash. In the recapitalization, each remaining issued share of Class A common stock will be reclassified into 1.32 shares of Class B common stock. In addition, Continental and Northwest agreed to extend their existing commercial alliance through 2025. Further, Continental issued to Northwest one share of a new series of preferred stock that gave it a separate class vote in the event of certain merger or similar change of control transactions involving Continental. Northwest had 59.5% voting interest prior to the recapitalization and 7.2% after the transaction. As part of the transaction, Continental instituted a cap limiting the voting power of AXA Financial to 25%; uncapped, they would have had 46.8%, above the 15.8% they held pre-transaction. As a result of this cap, Northwest's voting power post-transaction rose from 4.9% to 7.2%.

(t)
JM Smucker: Class A (voting) and Class B (non-voting) shares were combined into a single class of voting common shares on a one-for-one basis. As part of the combination, $100m in cash was set aside for the shareholder option to sell shares back to the company at $18.50 per share. Each Class A common share had ten votes unless there had been a change in beneficial ownership during the four years preceding the record date. If ownership had changed, the current owner had only one vote. Between approximately 39 and 50% of the voting power was held at the record date by directors, executive officers and the Smucker family.

(u)
Mitchell Energy & Development: Class B (non-voting) common stock was converted into Class A (one vote) common on a one-for-one basis. George Mitchell owned 64.0% of Class A and 50.7% of Class B. T. Rowe Price Associates owned 8.49% of Class A and 13.88% of Class B.

(v)
PMA Capital: Common stock (ten votes) was converted into Class A Common (one vote) on a one-for-one basis. Under the company's bylaws, only those related to the PMA Foundation or the Pennsylvania Manufacturers' Association Insurance Company (PMAIC) could own the high vote Common stock. The PMA Foundation owned 36.1% of the Common and 9.3% of the Class A Common, giving it 34.7% voting power pre-transaction. The transaction reduced the Foundation's voting power to 24.6%.

(w)
Reader's Digest: Wallace Funds (controlling shareholders of Reader's Digest) exchanged 9.3m voting shares for 8.0m non-voting shares in order to avoid imposition of excise taxes but retained control with 50% of voting stock.

(x)
Reinsurance Group of America: Non-voting common stock was converted into .97 shares of voting common stock. GenAmerica Corporation owned 63.6% of the voting stock of the company. Upon recapitalization, GenAmerica owned 53.5% of the voting stock of the company (had the conversion ratio been one-to-one, GenAmerica would have owned 53.2% of the voting stock).

(y)
Network Solutions: Class A (one vote) and Class B common stock (ten votes) reclassified into common stock. Science Applications International Corporation owned 100% of the Class B common, giving them a 89% voting interest prior to the transaction and 44.7% after. Science Applications had a commercial relationship with the Company and received fees for their services over the time of the relationship.

(z)
Pacificare: $60 million was paid to the UniHealth Foundation, owner of 39.8% of Class A voting stock and 0.9% of Class B non-voting stock, for approving the proposed restructuring to a single class of common stock. No other holder of high vote stock received a premium in the transaction. UniHealth's shares were repurchased at market prices in installments. Premium of 12.7% reflects premium to shares held by UniHealth only. Pursuant to the transaction, UniHealth held a 13.5% stake in Pacificare before repurchases beginning on or about August 6, 1999 and ending on February 15, 2001. These repurchases proceeded according to a set schedule and called for 5,909,500 of UniHealth's 6,194,500 shares of reclassified common stock to be repurchased. After these repurchases, UniHealth would hold a 0.6% stake.

(aa)
The Cherry Corporation: Class A (non-voting) and Class B (one vote) were reclassified into a new class of voting common stock on a one-for-one basis. Peter B. Cherry owned 44.1% of the Class A stock and 55.0% of the Class B stock, which represented a controlling voting interest in the Company. After the recapitalization, Mr. Cherry had 53% of the economic and voting interest.

(bb)
InfoUSA: Founder and Chairman Vinod Gupta owned approximately 39.6% of the Class B shares (ten votes) and had approximately 39.3% total voting power. Post-transaction, Mr. Gupta had 38.7% total voting power.

(cc)
Scott Technologies: Reclassified Class A and Class B stock into a new class of common stock. No owners of more than 10% of either Class A or Class B.

(dd)
Remington Oil & Gas: Remington Oil & Gas agreed to merger with S-Sixteen Holding Co., an entity controlled by J.R. Simplot. S-Sixteen was the controlling stockholder, owning 57% of the high vote stock of Remington prior to the transaction. After the transaction, S-Sixteen Holding Co.'s voting interest had been reduced to 27%.

(ee)
Base Ten: Prior to the recapitalization, the Class A stock (together with the preferred convertible into the low vote stock) elected 25% of the directors. The Class B stock elected the balance (75%) of the directors. Class B stock entitled to a separate class vote on mergers, consolidations, sales or other dispositions of assets. Premium paid to high vote for relinquishing these rights. Founder Myles Kranzler owned 36% of the Class B stock; director Bruce Cowen owned 17.7% and investor Jesse Upchurch owned 12.1%.

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  Exhibit 99.(c)(8)